Ex. 99.1

Life Partners Responds to TEXAS Lawsuit

WACO, Texas – August 16, 2012 – Life Partners Holdings, Inc. (Nasdaq GS: LPHI), parent company of Life Partners, Inc., announced today that the Texas Attorney General, acting for the State Securities Board, filed suit against Life Partners, Life Partners, Inc., its Chairman and President, Brian Pardo, and its General Counsel, Scott Peden. Pardo and Peden are also directors of Life Partners.

The suit seeks a temporary restraining order and appointment of receiver based generally on allegations that Life Partners’ life settlements are securities under Texas law and that Life Partners made various misrepresentations in the sale of the life settlements, including misrepresentations about the life expectancies of the insureds.

Life Partners’ Chairman, Brian Pardo, responded, “We deny the allegations in the strongest possible terms. First, the Federal D.C. Circuit Court of Appeals and Texas state courts have reviewed our life settlements and ruled that they are not securities. Secondly, we did not misrepresent our life settlements. The life expectancy estimates we provided to purchasers were made by a third party in good faith.”

Pardo continued, “The allegation that we are nearing insolvency is spurious. It is speculation drawn from innuendo. The facts are that we currently have more than $10 million in cash on hand, $45 million in assets, and virtually no debt. Our financial ratios are solid, including a better than 5:1 current ratio at the last quarter. Our business has largely stabilized after the blow we suffered with the SEC enforcement action last year. Our net cash used in operating activities was $(1.8) million in the last quarter, $(1.9) million in the quarter preceding, and has averaged $(1.86) million for the last five quarters. Through sales of non-strategic assets in the last quarter, we increased our overall net cash by $1.4 million and realized net income of over $1.0 million. Given our asset base and cash position, our financial losses are manageable and do not threaten our ability to continue as a going concern. The objective facts refute the outlandish and irresponsible financial claims made in the suit.”

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements”. Since its incorporation in 1991, Life Partners has completed over 143,000 transactions for its worldwide client base of over 29,000 high net worth individuals and institutions in connection with the purchase of over 6,500 policies totaling approximately $3 billion in face value.

Visit our website at: www.lphi.com.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding the basis, outcome or duration of the legal proceeding, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-K. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

LPHI-G

Life Partners Holdings, Inc.
Shareholder Relations, 254-751-7797
info@lifepartnersinc.com

Source: Life Partners Holdings, Inc.

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